EXHIBIT 10.5
CONFORMED COPY
As of September 25, 2011
Kevin Cameron
c/o WebMD Health Corp.
669 River Drive
Elmwood Park, NJ 07407
Dear Kevin:
     Reference is made to the Amended and Restated Employment Agreement between you and WebMD Health Corp. (“WebMD Health” or the “Company”), dated February 1, 2006 (as previously amended, the “Employment Agreement”). This letter is intended to describe the material terms of equity grants made to you on September 25, 2011 (the “Date of Grant”), including the Change in Control provisions.
     1. Stock Options. On the Date of Grant, the Compensation Committee approved the grant to you of a non-qualified option (the “Option”) to purchase 60,000 shares of common stock of WebMD Health Corp. under the terms and conditions of the WebMD Health Corp. Amended and Restated 2005 Long Term Incentive Plan (the “Equity Plan”). The per share exercise price of the Option is the closing price of the common stock on September 23, 2011. The Option will have a term of ten (10) years, subject to earlier termination in the event of the termination of your employment. The Option shall vest and become exercisable, subject to your continued employment on the applicable dates as follows: 25% of the Option on each of the first, second, third and fourth anniversaries of the Date of Grant (full vesting occurring on the fourth anniversary of the Date of Grant). The Option shall be evidenced by and subject to the terms of the Company’s form of stock option agreement, which will be sent to you separately.
     2. Restricted Stock. On the Date of Grant, the Compensation Committee approved the grant to you of 22,500 shares of restricted stock of WebMD Health (the “Shares”) under the terms of the Equity Plan. The Shares shall vest and the restrictions thereon lapse, subject to your continued employment on the applicable dates as follows: 25% of the Shares on each of the first, second, third and fourth anniversaries of the Date of Grant (full vesting occurring on the fourth anniversary of the Date of Grant). The Shares shall be evidenced by and subject to the terms of the Company’s form restricted stock agreement, which will be sent to you separately.
     3. Change of Control. Notwithstanding the foregoing, at any time after the first anniversary of a Change of Control (as defined in the Equity Plan), you may resign, in which case: (a) this stock option grant will remain outstanding and continue to vest as if you had remained in the employ of the

Company until the second anniversary of the resignation, or until the expiration of its original term if sooner, and (b) that portion of this restricted share grant that would have vested within two years of the resignation shall accelerate to the date of resignation. In addition, if you are terminated “without cause” or resign for “good reason” (as those terms are defined in your Employment Agreement, except that changes in your duties, title or responsibilities that are solely attributable to the Change of Control shall not trigger “good reason” for termination) within 12 months after a Change of Control, (a) this stock option grant will remain outstanding and continue to vest as if you remained in the employ of WebMD through the third anniversary of the Change of Control, or until the expiration of its original term if sooner, and (b) that portion of this restricted share grant that would have vested through the third anniversary of the Change of Control shall accelerate to the date of termination.
     You acknowledge that you continue to be bound by, and you hereby reaffirm your obligations under your Employment Agreement and any restrictive covenant agreements you have signed in connection with your employment, including those annexed as part of your equity agreements.
     Defined terms will have the meaning ascribed to them in the Employment Agreement, unless separately defined herein. Except as set forth herein, the Employment Agreement remains in full force and effect.
Sincerely,
WebMD Health Corp.

/s/ Lewis H. Leicher
By: Lewis H. Leicher
Title: Senior Vice President
Agreed to:

/s/ Kevin M. Cameron
Kevin M. Cameron

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